Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Dycom, Industries, Inc. of our report dated March 3, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Dycom, Industries, Inc.'s Annual Report on Form 10-K for the year ended January 28, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Hallandale Beach, Florida
August 24, 2023